UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2022

Chinook Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37345	94-3348934
(Commission File No.)	(IRS Employer Identification No.)

400 Fairview Avenue North, Suite 900

Seattle, WA

(Address of principal executive offices)

98109

(Zip Code)

Registrant’s telephone number, including area code: (206) 485-7241

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KDNY	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD.

On May 19, 2022, Chinook Therapeutics, Inc. (“Chinook”) issued a press release announcing a presentation at the 59th European Renal Association 2022 (“ERA”) in Paris, France describing an interim analysis of data from its BION-1301 Phase 1/2 Trial in patients with IgA Nephropathy (“IgAN”) among other items (the “BION-1301 Press Release”).

In addition, on May 20, 2022, Chinook issued a press release announcing a presentation at the ERA describing an interim analysis of data from its Atrasentan Phase 2 AFFINITY IgAN trial among other items (the “Atrasentan Press Release”).

A copy of each of Chinook’s BION-1301 Press Release and Atrasentan Press Release is filed as Exhibits 99.1 and 99.2, respectively, to this Current Report and is incorporated by reference.

The information furnished in this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

On May 19, 2022 and May 20, 2022, Chinook presented additional data from its atrasentan and BION-1301 programs at ERA.

Chinook presented data from the IgAN patient cohort of the phase 2 AFFINITY basket trial for atrasentan, demonstrating highly consistent and clinically meaningful proteinuria reductions at weeks six, 12 and 24 of treatment in patients with IgAN already on a maximally tolerated and stable dose of a RAS inhibitor. Specifically, atrasentan demonstrated a 38.0% geometric mean reduction in 24-hour urine protein creatinine ratio (“UPCR”) in 20 patients at six weeks of treatment, 49.9% geometric mean reduction in 24-hour UPCR in 18 patients at 12 weeks of treatment and 58.5% geometric mean reduction in 24-hour UPCR in 11 patients at 24 weeks of treatment. After 24 weeks of treatment, ten of the 11 patients (91%) who had completed this visit had greater than a 40% reduction in proteinuria. As of the April 22, 2022 data cutoff, atrasentan has been well-tolerated to date in patients with IgAN, with no treatment-related SAEs. Eighteen of 20 patients remained on treatment, with time on treatment ranging from six to 52 weeks. There were no meaningful changes in blood pressure or acute eGFR effects, suggesting proteinuria reductions were not primarily due to hemodynamic effects of atrasentan. There were no increases in BNP or mean bodyweight, suggesting minimal fluid retention.

Chinook also presented additional data from the phase 1/2 study of BION-1301 in IgAN further demonstrating its disease-modifying potential in IgAN by generating durable reductions in mechanistic biomarkers and corresponding impressive proteinuria reductions within three months of initiating treatment. BION-1301 treatment resulted in steady-state reductions in Gd-IgA1 in the range of 70-80%, demonstrating depletion of the pathogenic IgA variant, and establishing the potentially disease-modifying mechanism of BION-1301 by directly targeting the initial pathway in the pathogenesis of IgAN. Additionally, BION-1301 demonstrated a 48.8% geometric mean reduction in 24-hour UCPR in all eight patients at six months of treatment, a 70.9% geometric mean reduction in 24-hour UPCR in six patients at one year of treatment and a 69.1% geometric mean reduction in 24-hour UPCR in two patients at 1.5 years of treatment. As of the May 6, 2022 data cutoff, BION-1301 has been well well-tolerated, with no serious adverse events or treatment discontinuations due to adverse events. Additionally, all eight patients currently on trial have transitioned to subcutaneous, or SC, administration, with a mean SC treatment duration of 22 weeks (range of five to 28 weeks).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release, dated May 18, 2022, titled “Chinook Therapeutics Presents Updated Data from BION-1301 Phase 1/2 Trial in Patients with IgA Nephropathy (IgAN) and from Atrasentan Preclinical Mechanism of Action Studies at the 59th European Renal Association (ERA) Congress.”

99.2	Press Release, dated May 20, 2022, titled “Chinook Therapeutics Presents Data from Atrasentan Phase 2 AFFINITY IgA Nephropathy (IgAN) Patient Cohort and Evotec Collaboration at the 59th European Renal Association (ERA) Congress.”

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2022		Chinook Therapeutics, Inc.

	By:	/s/ Eric L. Dobmeier
Eric L. Dobmeier
President and Chief Executive Officer